Exhibit 3(h)


                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                           TXU EUROPE FUNDING I, L.P.



     THIS CERTIFICATE OF LIMITED PARTNERSHIP of TXU Europe Funding I, L.P. (the "Partnership"), dated as of December 22, 1999, is being duly executed and filed by TXU Europe Limited, a private limited company incorporated under the laws of England and Wales, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101, et seq.).
                                                    -------            -- ---
     1. Name. The name of the limited partnership formed hereby is TXU Europe
        ----
Funding I, L.P.

     2. Registered Office. The address of the registered office of the
        -----------------
Partnership in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

     3. Registered Agent. The name and address of the registered agent for
        ----------------
service of process of the Partnership in the State of Delaware are RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

     4. General Partner. The name and the mailing address of the sole general
        ---------------
partner of the Partnership are:


     TXU Europe Limited
     The Adelphi
     1-11 John Adam Street
     London, England  WC2N 6HT

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     IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Limited Partnership as of the date first-above written.


                                       TXU EUROPE LIMITED


                                       By /s/ Robert J. Reger, Jr.
                                          ------------------------------
                                           Robert J. Reger, Jr.
                                           Attorney-in-fact